Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2027 First Quarter

•Fiscal 2027 first quarter revenue increased 7%; constant currency organic revenue growth was 6%
•Fiscal 2027 first quarter as reported diluted EPS increased to $2.04; adjusted EPS per diluted share increased to $2.59
•Targeted restructuring plan announced associated with new Formulated Chemistries Center of Excellence in North Carolina

DUBLIN, IRELAND - (August 5, 2026) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2027 first quarter ended June 30, 2026. Total revenue for the first quarter of fiscal 2027 increased 7% to $1.5 billion compared with $1.4 billion in the first quarter of fiscal 2026. Constant currency organic revenue growth was 6% in the first quarter.

“We are pleased with our performance in the first quarter,” said Dan Carestio, President and CEO of STERIS. “Our first quarter results reflected stable underlying demand, while our commercial teams continue to drive meaningful growth within the Healthcare segment. In particular, share gains in consumables and services are fueling our performance, underpinned by solid order growth for capital equipment. Our revenue and earnings expectations for the year are unchanged, as the strength of our portfolio continues to enable us to help our Customers navigate a complex operating environment.”

Total Company First Quarter Results
As reported, net income for the first quarter was $200.1 million, or $2.04 per diluted share, compared with net income of $177.4 million, or $1.79 per diluted share, in the first quarter of fiscal 2026. Adjusted net income for the first quarter of fiscal 2027 was $253.4 million, or $2.59 per diluted share, compared with the previous year’s first quarter of $231.2 million or $2.34 per diluted share.

First Quarter Segment Results
Healthcare revenue as reported grew 8% in the first quarter to $1.05 billion compared with $974.7 million in the first quarter of fiscal 2026. This performance reflected 10% improvement in service revenue, 9% growth in consumable revenue, and a 1% increase in capital equipment revenue. Constant currency organic revenue growth was 6%. Healthcare operating income was $260.2 million compared with $235.5 million in last year’s first quarter. The increase in operating income was primarily due to improved volume, price, productivity and favorable mix, which were somewhat offset by inflation and increased tariff costs.

Fiscal 2027 first quarter revenue for Applied Sterilization Technologies (AST) increased 6% as reported to $297.6 million compared with $281.2 million in the same period last year. This performance reflected 6% growth in service revenue and a 13% decline in capital equipment revenue. Constant currency organic revenue growth was 5%. Segment operating income was $142.9 million in the first quarter of fiscal 2027, compared with operating income of $136.7 million in the same period last year. The increase in operating income compared with the prior year primarily reflects improved price, which was partially offset by increased depreciation and labor.

Life Sciences first quarter revenue as reported increased 9% to $146.7 million compared with $135.2 million in the first quarter of fiscal 2026. This performance reflected 17% growth in capital equipment revenue, 8% improvement in consumable revenue, and 2% growth in service revenue. Constant currency organic revenue increased 8%. Operating income increased to $61.8 million in the first quarter of fiscal 2027 compared with $58.7 million in the prior year’s first quarter. The increase in operating income reflects improvement in price and volume, somewhat offset by inflation and lower productivity.

Cash Flow
Net cash provided by operations for the first quarter of fiscal 2027 was $367.1 million, compared with $420.0 million in the first quarter of fiscal 2026. Free cash flow for the first quarter of fiscal 2027 was $279.6 million compared with $326.5 million in the prior year period. The decrease in cash flow from operations and free cash flow was driven primarily by a significantly lower contribution from working capital in fiscal 2027 compared with fiscal 2026, partially offset by higher net income.

Restructuring
STERIS today is also announcing a targeted restructuring plan in connection with its recent announcement to consolidate manufacturing and distribution for formulated chemistries to a new Center of Excellence in North Carolina. The investment is expected to accelerate innovation, expand capacity and optimize our U.S. chemistries manufacturing and distribution network. Once complete, the plan includes the anticipated closure of chemistry manufacturing and distribution facilities in St. Louis, Missouri, and Plymouth, Minnesota. The Company currently expects to incur total pre-tax restructuring charges of approximately $55 million to $70 million, consisting of approximately $40 million to $50 million of cash expenditures and approximately $15 million to $20 million of non-cash charges. Cash expenditures are expected to primarily consist of Associate retention, severance and benefits, and also include transition, facility exit and other related costs. Non-cash charges are expected to primarily relate to accelerated depreciation. These charges are expected to be incurred over time, with completion anticipated to occur during fiscal 2030, and will be excluded from adjusted earnings measurements.

The estimated costs and timing associated with the restructuring actions are based on the Company's current expectations and are subject to various assumptions. Actual results may differ materially from these estimates. Accordingly, the Company may revise its estimates in future periods as implementation activities progress.

Fiscal 2027 Outlook
The Company is reiterating its prior guidance for revenue and earnings for fiscal 2027. This includes as reported revenue growth of 7-8% and constant currency organic revenue growth of 6-7%. Adjusted earnings per diluted share are anticipated to be in the range of $11.10 to $11.30, unchanged from prior expectations.

Reflecting the recently announced investment to build a formulated chemistries manufacturing Center of Excellence in North Carolina, capital expenditures are now anticipated to be approximately $450 million compared with prior expectations of $375 million. Free cash flow is now expected to be approximately $800 million compared with prior expectations of $850 million, as the increase in capital expenditures are anticipated to be somewhat offset by the stronger than expected first quarter cash flow.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, August 6, 2026, at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the STERIS plc conference call.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 9090649 and dial 1-855-669-9658 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science products and services around the globe. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow, adjusted EPS and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for U.S. GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income, adjusted gross profit, adjusted EPS and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs and gains or losses, integration costs related to acquisitions, tax restructuring costs, restructuring charges (credits), and certain other unusual or non-recurring items. STERIS believes these measures are useful because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable U.S. GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with U.S. GAAP results and the reconciliations to corresponding U.S. GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology.

Many factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, those identified in STERIS’s recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: (a) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto by non-U.S. governments; (b) operating costs, pressure on pricing (including, without limitation, as a result of inflation), Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with

Associates, Customers, clients or suppliers) being greater than expected and leading to erosion of profit margins; (c) the potential of international unrest, military conflicts, economic downturns, currency fluctuations and cybersecurity events and any resulting effects on STERIS’s anticipated growth, performance or other results; (d) changes in healthcare policy or government or other third-party payor reimbursement levels; (e) the possibility that compliance with laws, court rulings, certifications, regulations, or other regulatory actions, or the outcome of any pending or threatened litigation, including the EO litigation, may delay, limit or prevent new product or service introductions, impact production, supply and/or marketing of existing products or services, result in uncovered costs, or otherwise affect STERIS’s performance, results, prospects or value; (f) changes in tax laws or interpretations or the adoption of certain income tax treaties in jurisdictions where we operate that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a U.S. resident for U.S. federal tax purposes, or the impact of tariffs and/or other trade barriers as a result of STERIS’s corporate structure; (g) the impacts of increasing consolidation and competition within our industry, which may exert pressure on our pricing strategy, manufacturing strategy or lead to decreasing demand for our products and services; (h) the effects on our operations resulting from labor-related issues, such as strikes, unsuccessful union negotiations and other workforce disruptions or from our inability to recruit or retain management and other personnel; (i) the level of STERIS’s indebtedness limiting financial flexibility or increasing future borrowing costs; (j) the effects of changes in credit availability and pricing, as well as the ability of STERIS and STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed; (k) the possibility that anticipated financial results, anticipated revenue, productivity improvements, cost savings, growth synergies, and other anticipated benefits of acquisitions, restructuring efforts, and divestitures will not be realized or will be less than anticipated due to unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of acquired businesses; and (l) the possibility that expectations about the benefits, charges and cash expenditures from the new Center of Excellence in North Carolina and the related facility consolidation plan may not be accurate or realized on anticipated timelines, or at all. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized.

STERIS plc
Consolidated Condensed Statements of Operations
(in millions, except per share data)	Three Months Ended June 30,

	2026	2025
	(Unaudited)	(Unaudited)

Revenues	$1,492.7	$1,391.1
Cost of revenues	808.6	763.1
Gross profit	684.2	628.0
Operating expenses:
Selling, general, and administrative	369.7	353.8
Research and development	28.6	26.4
Restructuring expenses	—	1.8
Total operating expenses	398.3	382.0

Income from operations	285.8	246.0
Non-operating expenses, net:
Interest expense	15.8	15.9
Interest and miscellaneous income	(3.1)	(1.8)
Other income, net	(0.3)	—
Total non-operating expenses, net	12.3	14.1
Income before income tax expense	273.5	231.9
Income tax expense	72.5	53.9
Net income	$201.0	$178.0
Less: Net income attributable to noncontrolling interests	0.9	0.6
Net income attributable to shareholders	$200.1	$177.4

Earnings per ordinary share (EPS)
Basic	$2.05	$1.80
Diluted	$2.04	$1.79

Cash dividends declared per share ordinary outstanding	$0.63	$0.57

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	97.6	98.4
Diluted number of shares outstanding	97.9	98.8

STERIS plc
Consolidated Condensed Balance Sheets
(in millions)
	June 30,	March 31,
	2026	2026
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$482.3	$439.6
Accounts receivable, net	1,013.2	1,092.8
Inventories, net	712.1	631.8
Prepaid expenses and other current assets	238.2	230.4
Total current assets	2,445.8	2,394.6
Property, plant, and equipment, net	2,171.7	2,161.2
Lease right-of-use assets, net	150.8	155.2
Goodwill	4,189.2	4,194.8
Intangibles, net	1,563.5	1,620.0
Other assets	215.1	211.4
Total assets	$10,736.1	$10,737.2
Liabilities and equity
Current liabilities:
Accounts payable	$344.1	$338.8
Short-term indebtedness	243.4	118.9
Other current liabilities	695.7	687.4
Total current liabilities	1,283.3	1,145.0
Long-term indebtedness	1,650.2	1,812.8
Other liabilities	581.3	582.1
Total equity	7,221.3	7,197.2
Total liabilities and equity	$10,736.1	$10,737.2

STERIS plc
Segment Data
(in millions)
Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, certain services and facilities related to distribution and research and development that are shared by multiple segments, as well as the benefit of refunds received on tariffs previously paid under the International Economic Emergency Powers Act.

	Three Months Ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$1,048.3	$974.7
AST	297.6	281.2
Life Sciences	146.7	135.2
Total revenues	$1,492.7	$1,391.1
Income (loss) from operations before adjustments:
Healthcare	$260.2	$235.5
AST	142.9	136.7
Life Sciences	61.8	58.7
Corporate	(110.1)	(114.0)
Total income from operations before adjustments	$354.8	$316.9
Less: Adjustments
Amortization of acquired intangible assets	$65.3	$67.1
Acquisition and integration related charges	1.5	0.5
Tax restructuring costs	0.3	0.2
Amortization of inventory and property "step up" to fair value	1.8	1.4
Restructuring charges	—	1.8
Income from operations	$285.8	$246.0

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in millions)
	Three Months Ended June 30,
	2026	2025
Operating activities:	(Unaudited)	(Unaudited)
Net income	$201.0	$178.0
Non-cash items	148.3	145.8
Changes in operating assets and liabilities	17.7	96.2
Net cash provided by operating activities	367.1	420.0
Investing activities:
Purchases of property, plant, equipment, and intangibles	(87.5)	(93.6)
Proceeds from the sale of property, plant, equipment, and intangibles	—	0.1
Purchases of investments	(5.0)	—
Acquisition of businesses, net of cash acquired	(16.0)	(15.0)
Net cash used in investing activities	(108.5)	(108.5)
Financing activities:
Payments on Private Placement Senior Notes	—	(125.0)
Payments under credit facilities, net	(37.8)	(30.5)
Acquisition related deferred or contingent consideration	(0.1)	(0.1)
Repurchases of ordinary shares	(115.5)	(10.6)
Cash dividends paid to ordinary shareholders	(61.4)	(56.2)
Stock option and other equity transactions, net	1.3	9.3
Net cash used in financing activities	(213.5)	(213.1)
Effect of exchange rate changes on cash and cash equivalents	(2.3)	9.6
Increase in cash and cash equivalents	42.8	108.0
Cash and cash equivalents at beginning of period	439.6	171.7
Cash and cash equivalents at end of period	$482.3	$279.7

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Three Months Ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$367.1	$420.0
Purchases of property, plant, equipment, and intangibles, net	(87.5)	(93.6)
Proceeds from the sale of property, plant, equipment, and intangibles	—	0.1
Free Cash Flow	$279.6	$326.5

STERIS plc
Non-GAAP Financial Measures
(in millions)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures and the reconciliation to the corresponding U.S. GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three Months Ended June 30, (unaudited)
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2026	2025	2026	2025	2026	2026	2026	2026
Segment revenues:
Healthcare	$1,048.3	$974.7	$6.9	$—	$4.2	7.6%	6.9%	6.4%
AST	297.6	281.2	—	—	3.2	5.8%	5.8%	4.7%
Life Sciences	146.7	135.2	—	—	0.9	8.6%	8.6%	7.9%
Total	$1,492.7	$1,391.1	$6.9	$—	$8.4	7.3%	6.8%	6.2%

	Three Months Ended June 30, (unaudited)
	Gross Profit		Income from Operations		Income, net of income tax		Net Income attributable to shareholders		Diluted EPS
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
As reported, U.S. GAAP	$684.2	$628.0	$285.8	$246.0	$201.0	$178.0	$200.1	$177.4	$2.04	$1.79
Adjustments:
Amortization of acquired intangible assets	1.2	1.1	65.3	67.1
Acquisition and integration related charges	0.5	—	1.5	0.5
Tax restructuring costs	—	—	0.3	0.2
Amortization of inventory and property "step up" to fair value	0.5	0.5	1.8	1.4
Restructuring charges	—	—	—	1.8
Other expense(1)					0.8	—
Net impact of adjustments after tax(2)					52.5	53.8	53.3	53.8
Net EPS impact									0.55	0.55
Adjusted	$686.4	$629.6	$354.8	$316.9	$254.3	$231.8	$253.4	$231.2	$2.59	$2.34

(1) Includes the amortization of intangible asset basis differences arising from the Company's equity method investment.
(2) The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in millions, except per share data)

FY 2027 Outlook	Twelve Months
Ended March 31, 2027
(Outlook)*
Net income from continuing operations per diluted share	$8.92 - $9.12
Amortization of acquired intangible assets	2.08
Acquisition and integration related charges	0.01
Restructuring charges	0.07
Other unusual items	0.02
Adjusted net income from continuing operations per diluted share	$11.10 - $11.30

Cash flows from operating activities	$1,250.0
Purchases of property, plant, equipment, and intangibles, net	(450.0)
Free Cash Flow	$800.0

* All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
First Quarter Fiscal 2027
For the Periods Ending June 30, 2026 and 2025
(in millions)	FY 2027	FY 2026
Total Company Revenues	Q1	Q1
Consumables	$474.0	$435.0
Service	755.5	700.6
Total Recurring	$1,229.6	$1,135.6
Capital Equipment	263.2	255.5
Total Revenues	$1,492.7	$1,391.1
Ireland Revenues	$29.0	$22.5
Ireland Revenues as a % of Total	2%	2%
United States Revenues	$1,090.6	$1,025.6
United States Revenues as a % of Total	73%	74%
International Revenues	$373.2	$342.9
International Revenues as a % of Total	25%	24%

Segment Data	FY 2027	FY 2026
	Q1	Q1
Healthcare
Revenues
Consumables	$391.9	$358.9
Service	425.9	$388.5
Total Recurring	$817.8	$747.4
Capital Equipment	230.5	227.3
Total Healthcare Revenues	$1,048.3	$974.7
Segment Operating Income	$260.2	$235.5
AST
Revenues
Service	$296.3	$279.6
Capital Equipment	1.4	1.6
Total AST Revenues	$297.6	$281.2
Segment Operating Income	$142.9	$136.7
Life Sciences
Revenues
Consumables	$81.5	$75.3
Service	34.0	$33.3
Total Recurring	$115.5	$108.5
Capital Equipment	31.3	26.6
Total Life Sciences Revenues	$146.7	135.2
Segment Operating Income	$61.8	$58.7

Corporate Operating Loss	$(110.1)	$(114.0)

Other Data	FY 2027	FY 2026
	Q1	Q1
Healthcare Backlog	$444.0	$403.5
Life Sciences Backlog	109.9	111.0
Total Backlog	$553.9	$514.5

As reported, U.S. GAAP Income Tax Rate	26.5%	23.3%
Adjusted Income Tax Rate	25.9%	23.5%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.